Exhibit 10.2

Execution Copy
SUPPORT AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into on the 30th day of November, 2009 (the “Effective Date”) by and between PMA Capital Corporation, a Pennsylvania corporation with an address at 380 Sentry Parkway, Blue Bell, Pennsylvania, 19422 (“Indemnitor”), and PMA Capital Insurance Company, a Pennsylvania corporation with an address at 1735 Market Street, Suite 3000, Philadelphia, Pennsylvania, 19103 (“Indemnitee”).  Each of Indemnitor and Indemnitee may be referred to herein as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, pursuant to a certain Amended and Restated Stock Purchase Agreement dated as of December 24, 2009 by and between Indemnitor and Armour Reinsurance Group Limited, a Bermuda corporation (“ARGL”), Indemnitor has agreed, among other things, to sell to ARGL all of the issued and outstanding capital stock of Indemnitee;

WHEREAS, Indemnitee is a party to certain reinsurance agreements (“Reinsurance Agreements”);

WHEREAS, certain of the Reinsurance Agreements provide excess of loss reinsurance coverage with respect to, among other things, certain general liability occurrence, auto liability and umbrella insurance policies (the “Liability  Policies”) (such Reinsurance Agreements, which exclude any general liability claims-made losses and liability losses arising from quota share or pro-rata reinsurance, facultative reinsurance and finite reinsurance, solely as in effect on the Effective Date and covering accident years 1985 through 2005, including, but not limited to, the agreements set forth in Exhibit A, collectively, the “Specified Reinsurance Agreements”);

WHEREAS, Indemnitor has agreed to provide the support set forth herein to Indemnitee for certain payments in respect of Specified Losses (as hereinafter defined) to the extent, and only to the extent, that Specified Losses exceed $33,227,523 in the aggregate but subject to the Maximum Indemnification Amount (as hereinafter defined); and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be bound hereby agree as follows:

1.           Limited Indemnification.

(a)           Subject to the terms and conditions of this Agreement, Indemnitor agrees to indemnify Indemnitee for Specified Losses (as hereinafter defined) to the extent, and only to the extent, that Specified Losses exceed $33,227,523 in the aggregate, but such indemnification shall be limited to a maximum aggregate indemnification obligation of Indemnitor equal to $11,600,000 (the “Maximum Indemnification Amount”).

(b)           For the purposes hereof, “Specified Losses” shall mean (i) amounts that Indemnitee actually pays subsequent to November 30, 2009 under the Specified Reinsurance Agreements in fulfillment of Indemnitee’s excess of loss contractual obligations thereunder with respect to the Liability Policies (which have been historically coded in the Indemnitee’s loss system as set forth in Exhibit B), less (ii) the net amounts received or otherwise recovered by Indemnitee or Indemnitee’s Affiliates as a result of any subrogation, credits under side agreements or any other matters related to any payment made by Indemnitee pursuant to Section 1(b)(i) after deduction of Indemnitee’s costs and expenses incurred in obtaining such amounts (collectively, the “Recoverables”). Notwithstanding anything herein to the contrary, “Recoverables” shall not include amounts received or otherwise recovered under the Indemnitee’s outward retrocessional contracts in effect on the date of this Agreement. Notwithstanding anything herein to the contrary, “Specified Losses” shall not include, and Indemnitor shall have no obligations with respect to, (i) any amounts resulting, directly or indirectly or in whole or in part from, Indemnitee’s or its Affiliates’ (A) bad faith, willful misconduct or negligence occurring after the effective date of this Agreement, or (B) breach of the terms and conditions of this Agreement, (ii) any consequential, indirect, special, exemplary or punitive damages, (iii) any losses arising from quota share, pro-rata, facultative, or finite reinsurance agreements or (iv) any claims or losses arising from the 2001 World Trade Center catastrophe (including any claims and losses falling within the catastrophe number 48).

(c)           As a condition precedent to Indemnitor’s obligations under this Agreement, Indemnitee (and its Affiliates) must, when determined to be commercially reasonable, in good faith and diligently exercise all subrogation rights and take any other actions necessary or appropriate to obtain the Recoverables.

(d)           For the avoidance of doubt, (i) “indemnify”, “indemnification” and Indemnitor’s obligations under this Agreement shall mean and be limited to the payments by Indemnitor to Indemnitee required by Section 1(a) hereof, and shall not include any other obligations including, without limitation, any obligation to defend, hold harmless or advance or pay costs or legal expenses to or on behalf of Indemnitee, (ii) Indemnitee shall be solely responsible and liable for, Specified Losses (A) up to $33,227,523, and (B) in excess of $44,827,523, (iii) in no event shall Indemnitor be liable for any amounts in the aggregate in excess of $11,600,000 arising out of or relating, directly or indirectly, to this Agreement, and (iv) the parties acknowledge that there may be other liabilities, losses, damages, costs and expenses under the Reinsurance Agreements (other than Specified Losses with respect to the Specified Reinsurance Agreements), and Indemnitee agrees that it shall be solely liable and responsible for all of such amounts.  The indemnification limitation set forth herein shall not apply to interest or collection costs due under this Agreement or to actual damages suffered by Indemnitee as a result of Indemnitor’s breach of Section 10 of this Agreement.

(e)    The sole purpose of this Agreement is to provide capital support to the Indemnitee.  The parties agree that this Agreement is not intended to be, and shall not be treated as a reinsurance agreement for any purpose.  Specified Loss payments are not being reinsured under this Agreement but are being used to identify the level of support that will be provided to the Indemnitee.  The parties agree further that there are no third party beneficiaries of this Agreement.

2.           Indemnification Procedure.

(a)           Indemnitee shall promptly give Indemnitor written notice when Specified Losses reported to Indemnitee, excluding IBNR, have exceeded $33,227,523.  Thereafter, Indemnitee shall notify Indemnitor on a quarterly or, in its discretion, a more frequent basis, of Specified Losses paid by Indemnitee in excess of $33,227,523 (“Notice of Claim”).  The Notice of Claim shall include a certification by an authorized officer of Indemnitee: (i) that Indemnitee has paid Specified Losses in excess of $33,227,523, (ii) that Indemnitee is entitled to indemnification for Specified Losses under the terms and conditions of this Agreement, (iii) setting forth the amount of Specified Losses for which indemnification is sought under this Agreement and including, without limitation, proof of payment by Indemnitee to the appropriate counterparties under the Specified Reinsurance Agreements with respect to such Specified Losses and a description in reasonable detail of such Specified Losses, and (iv) that Indemnitee is in compliance with the terms and conditions of this Agreement including, without limitation, all obligations to seek Recoverables.

(b)           Indemnitor shall have ninety (90) days from the date on which it receives the Notice of Claim (the “Dispute Period”) to provide written notice to Indemnitee that it disputes the Notice of Claim or any portion thereof (the “Dispute Notice”).  Indemnitee shall permit Indemnitor (from time to time upon notice to Indemnitee, and either directly or through its representatives) to examine and audit Indemnitee’s books, records, documents and information concerning all matters relating to a Notice of Claim.  In addition, Indemnitee shall cooperate and assist Indemnitor in determining the validity of any Notice of Claim including, without limitation, providing Indemnitor and its representatives with access to pertinent personnel.  Indemnitor shall remit payment of the Specified Losses identified in the applicable Notice of Claim within thirty (30) days of the end of the Dispute Period for all amounts that are not subject to a Dispute Notice provided in good faith during the Dispute Period; provided, however, that in no event shall Indemnitor be liable or responsible for any amounts in the aggregate in excess of the Maximum Indemnification Amount.

(c)           If Indemnitor provides Indemnitee with a Dispute Notice, the parties shall attempt to resolve the matters relating to the Dispute Notice informally through one or more meetings (in person or telephonically) of appropriate personnel of the parties.  If the parties are unable to resolve such matters after attempting such informal dispute resolution within sixty (60) days of the date of the Dispute Notice, the parties may pursue their remedies at law (subject to the terms and conditions of this Agreement).

(d)           Indemnitor shall pay Indemnitee simple interest at the annual rate of six percent (6%) on any amount that is not paid within the time required by this Agreement including as a result of a Dispute Notice that was not provided in good faith.  Interest shall accrue and be calculated from the date such unpaid amount is payable by Indemnitor under this Agreement until the time it is paid.  In addition, Indemnitor shall promptly reimburse Indemnitee for its costs and expenses, including reasonable attorney’s fees, incurred in enforcing this Agreement.

3.           Right of Offset.  Indemnitee acknowledges and agrees that, as of the Effective Date, Indemnitee or its Affiliates (as hereinafter defined) owes, and may in the future owe, certain amounts to Indemnitor or its Affiliates under reinsurance agreements between Indemnitee and Pennsylvania Manufacturers’ Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company effective January 1, 1981 and between Indemnitee and Pennsylvania Manufacturers’ Association Insurance Company effective January 1, 1984 (as amended or restated, the “PMA Reinsurance Agreements”).  The parties acknowledge and agree that they shall have the right to offset amounts owed under this Agreement and the PMA Reinsurance Agreements: provided, that prior to attempting to effect any such offset, the party effecting such offset shall provide prior written notice to the applicable other party.  Any amounts so offset shall be deemed to have been paid and satisfied to the extent of such offset amounts.  For the purposes of this Agreement, “Affiliates” means an entity that is, directly or indirectly (e.g., through one or more intermediaries, agreements or otherwise), controlling, controlled by or under common control with a party, where “control” and “controlled” shall mean (i) the right to vote, directly or indirectly, more than 50% of the voting power or equity in such entity, or (ii) the direct or indirect right to manage the business affairs of such entity.  Indemnitee shall not be considered an Affiliate of Indemnitor for the purposes of this Agreement.

4.           Commutations and Loss Settlements; Right of Approval.

(a)           Indemnitee shall allocate amounts paid under any commutation agreement (or an amendment to a commutation agreement) or loss settlement relating to a Specified Reinsurance Agreement in good faith, consistent with past practice and the terms of this Agreement and in accordance with recorded liabilities as of the date of such commutation.

(b)           Indemnitee shall provide written notice to Indemnitor within thirty (30) days after Indemnitee enters into any commutation agreement (or an amendment to a commutation agreement) or loss settlement relating to a Specified Reinsurance Agreement.  The notice shall (i) provide the amounts allocated to the Liability Policies and each other type of policy subject to the commutation agreement (or amendment thereof) or loss settlement relating to the Specified Reinsurance Agreement, and (ii) explain in reasonable detail the methodology used by Indemnitee to determine such allocations.  Indemnitor shall have the right to approve or disapprove the allocation of loss payments to the underlying agreements or policies with respect to all commutation agreements (or amendments to commutation agreements) and all loss settlements relating to the Specified Reinsurance Agreements; provided, that Indemnitor shall not unreasonably disapprove any such allocation. Any dispute regarding the allocation of payments shall be resolved in accordance with Section 4(c) of this Agreement.

(c)           Upon request of Indemnitor, Indemnitee shall (i) submit all commutation agreements, amendments and loss settlements to Indemnitor and (ii) cooperate and assist Indemnitor in its review of such agreements, amendments and loss settlements, including permitting Indemnitor to examine and audit Indemnitee’s books, records, documents and information concerning all matters relating to the agreement, amendment or loss settlement relating to a Specified Reinsurance Agreement and providing Indemnitor and its representatives with access to pertinent personnel.  If Indemnitor disapproves any allocation with respect to a commutation agreement (or amendment thereof) or loss settlement relating to a Specified Reinsurance Agreement, the parties shall attempt to resolve the dispute informally through one or more meetings (in person or telephonically) of appropriate personnel of the parties.  If the parties are unable to resolve such matters after attempting such informal dispute resolution within sixty (60) days of Indemnitor’s notice to Indemnitee of such dispute, the parties agree to submit documentation supporting the allocation to a mutually agreed-upon actuary (the “Independent Actuary”) to determine the appropriate allocation.  Either party may seek specific performance or other injunctive relief to enforce this term of the Agreement, including the selection of the Independent Actuary.  Such allocation, as determined by the Independent Actuary, shall be binding for the purposes of this Agreement.

5.           Conduct of Business; Reporting.

(a)           Indemnitee covenants that it will use its reasonable efforts to operate its business and conduct its affairs with respect to the Specified Reinsurance Agreements in good faith and in a commercially reasonable manner and at all times in compliance with all applicable laws, rules, regulations, orders and directives.

(b)           Indemnitee shall furnish to Indemnitor on an annual basis, within ninety (90) days following the end of each calendar year, a schedule (in reasonable detail) setting forth for the calendar year most recently ended: (1) all payments made by Indemnitee for any Specified Losses, (2) new claims reported to Indemnitee relating to any Liability Policies and (3) any changes in Indemnitee’s estimate of anticipated losses related to the Liability Policies.

6.           Exclusive Agreement.  This  Agreement  constitutes  the entire  agreement between the parties with respect to the subject matter hereof and supersedes any prior  agreements, undertakings, restrictions, warranties, representations, indemnification or support obligations between the parties with respect to the subject  matter  hereof.  In furtherance of the foregoing, Indemnitee acknowledges that this Agreement shall be its sole and exclusive remedy with respect to the subject matter hereof, and Indemnitee hereby irrevocably waives any other rights or remedies it may have against Indemnitor and/or Indemnitor’s Affiliates with respect to the subject matter hereof under any charter, bylaws, Law, agreement or otherwise, whether or not now in effect.

7.           Binding Agreement; Assignment.  Subject to the terms and conditions hereof, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.  Neither party shall have the right to assign this Agreement or any of its rights hereunder without the prior written consent of the other party.  Any assignment without the other party’s consent shall be void and of no force and effect.  Other than the right of offset provided in Section 3, the parties agree and acknowledge that there are no third party beneficiaries of this Agreement or the terms and conditions hereof.

8.           Miscellaneous.  No term or condition of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing signed by an authorized officer of each of Indemnitor and the Indemnitee.  No waiver by any party at any time of any breach by any other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent times. The validity, interpretation, construction, and performance of this

Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.  The parties shall bring any action seeking resolution of disputes or controversies arising under or in any way related to this Agreement exclusively in the state and federal courts of the Commonwealth of Pennsylvania, and in any related appellate courts, and the parties consent to the exclusive jurisdiction of and venue in such courts.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.  The recitals to this Agreement are an integral part hereof and are incorporated herein by reference.

9.           Waiver of Jury Trial.  Each party hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement or any dealings between the parties relating to the subject matter of this Agreement. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement.

10.           Confidentiality.

(a)   It is understood and agreed that all documents, information and data relating to or in support of any Specified Losses provided to Indemnitor by Indemnitee, whether directly or through an authorized agent, and all information obtained through any audits and/or any claims information between Indemnitee and Indemnitor, contain confidential, proprietary information of Indemnitee.  Such information and data, either written or oral, and documents are intended for the sole use of the parties to this Agreement (or their auditors, rating agencies, governing regulatory agencies, or legal counsel, as may be necessary) in analyzing and handling claims under this Agreement.  Indemnitor hereby agrees not to, directly or indirectly, use, disseminate, disclose, discuss or reveal any information provided by Indemnitee, except as otherwise provided in this Agreement, and to maintain in confidence all such information.  Copying, duplicating, disclosing or using this information for any purpose beyond these expressed purposes is expressly forbidden without the prior consent of Indemnitee.  Nothing in this Agreement is intended to prohibit disclosure of this agreement by parties in any regulatory filing, including filings with the U.S. Securities and Exchange Commission.

            (b)   Indemnitor agrees that should a third party demand pursuant to subpoena, summons, search warrant, court or governmental order that Indemnitor disclose such information, Indemnitor will notify Indemnitee immediately upon receipt of the demand and prior to disclosure of the information unless prohibited from doing so by applicable law.  Indemnitee shall have ten (10) days to respond to such notice before Indemnitor may disclose any confidential information in connection with such a demand without breaching the provisions of this Agreement.  If Indemnitee objects to the release of the information, Indemnitor will cooperate with Indemnitee in its efforts to resist release of the information, and Indemnitee will bear the cost of efforts to protect the information.

            (c)   The parties shall comply with all applicable laws and regulations governing the disclosure and re-disclosure of non-public personally identifiable information as may be in force at the time this Agreement is entered into or which may be subsequently amended, promulgated or enacted.

            (d)    Confidential information shall not include any information that: (a) was previously known to Indemnitor free of any confidentiality obligation; (b) is or becomes publicly available by means other than unauthorized disclosure; (c) is developed by or on behalf of Indemnitor independent of any confidential information furnished under this Agreement; or (d) is received from a third party whose disclosure does not violate any confidentiality obligation.

11.           Notices.  All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) one (1) day after sent by an internationally recognized overnight delivery service for overnight delivery (as evidenced by a deposit receipt), or (c) five (5) days after mailed by certified mail, return receipt requested, postage prepaid through a national post office, at the address set forth above with respect to the applicable party, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.           Counterparts.  This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered on the Effective Date.

INDEMNITOR:

PMA CAPITAL CORPORATION

By:_/s/ Stephen L. Kibblehouse
      Name: Stephen L. Kibblehouse
      Title:  Executive Vice President,
                General Counsel & Secretary

INDEMNITEE:

PMA CAPITAL INSURANCE COMPANY

By:_/s/ Vito A. Nigro
      Name: Vito A. Nigro
      Title: Vice President and Treasurer

[Signature Page to Liability Support  Agreement]

EXHIBIT A

Specified Reinsurance Agreements

[to be added]

EXHIBIT B

Liability Claim Coding- PMA Capital Insurance Company-
General Liability Occurrence, Auto Liability and Umbrella

Excess of Loss Liability, excluding  general liability claims made, including general liability occurrence, auto liability, umbrella, MP-2 and Other are coded in Indemnitee’s claims systems as follows:

Business Code = 12 (this field defines the business to be Excess of Loss), in combination with all the following "Line of Business Code" and "Subline of Business Code" combinations:

Line of Business = 3, and Subline of Business = 2 or 3
Line of Business = 4, and Subline of Business = 2,3 or 4
Line of Business = 5, and Subline of Business = 2,3,4 or 99
Line of Business = 6, and Subline of Business = 0
Line of Business = 8, and Subline of Business = 0,1,2,3,4,5,6,7,8,9,10,11,12 or 13
Line of Business = 10, and Subline of Business = 0,1 or 2
Line of Business = 11, and Subline of Business = 0
Line of Business = 13, and Subline of Business = 0 or 1
Line of Business = 14, and Subline of Business = 0
Line of Business = 15, and Subline of Business = 0,1 or 2
Line of Business = 17, and Subline of Business = 0,1,2,3,4,6,7,8,9,10,12,13, 14 or 22
Line of Business = 18, and Subline of Business = 0,1 or 2
Line of Business = 19, and Subline of Business = 0,1,2,3,4 or 5
Line of Business = 20, and Subline of Business = 0,1,2,3,4 or 5
Line of Business = 22, and Subline of Business = 0,1,2,3,4,5,6,7,8
Line of Business = 23, and Subline of Business = 0
Line of Business = 24, and Subline of Business = 0
Line of Business = 28, and Subline of Business = 0

In combination with the following “Underwriting Unit Description” codes:

Underwriting Unit Desc = "Traditional", "Specialty" and "Treaty"